UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 22, 2006

____________________________

HYDROGEN CORPORATION
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

(Commission File Number)		(IRS Employer Identification No.)
0-32065	2 Juniper Street Versailles, PA 15132 (Address of Principal Executive Offices and zip code)	86-0965692

(412) 405-1000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of directors or Principal Officers: Election of directors; appointment of Principal Officers.

As of December 22, 2006, three persons became new directors of the company. The persons appointed as these new directors are Messrs. Brian T. McGee, Michael E. Basham and Philip J. Kranenburg, whose terms will commence the date of appointment and continue until their subsequent resignation or the election and qualification of their successors. Each of these individuals is considered an independent director. All three persons are financially literate, and each is considered a financial expert by the company.

Each non-employee director of the company will be paid an annual fee of $10,000 and paid $1,000 per face-to-face meeting or $500 per telephonic meeting attended. A non-employee director will also be paid $500 for each committee meeting attended, either in person or telephonically. Each non-employee director also will be granted options to purchase 7,500 shares of common stock in connection with their initial appointment or election to the Board of Directors, and each year thereafter the non-employee director will be granted options to purchase 4,000 shares of common stock so long as the person continues as a director of the company. Any options will vest immediately on grant and be exercisable for a period of up to five years. Alternatively, the company may issue restricted securities or deferred securities under the stock option plan with a restricted period or deferred period to be determined, but one that may be very short.

The Board of Directors has agreed that if any of the compensation paid to a non-employee director is donated to charity, that the company would match the cash portion donated, by a donation to the same or another charity selected by the director who makes the donation of his compensation.

Messrs. McGee, Basham and Krannenburg will serve as members of the audit committee of the company.

Mr. McGee, 46, has more than twenty years of experience in business and financial management. He was Vice President and Chief Financial Officer of Lexar Media, Inc. from May 2003 to March 2006 which was acquired by Micron Technology during 2006. Prior to joining Lexar, Mr. McGee held the positions of Vice President, Finance and Chief Financial Officer with Equator Technologies, Inc., a firm engaged in the business of a provider of System-on-a-Chip Processors for video streaming and imaging applications, from May 2000 to May 2003. Mr. McGee has held senior executive positions from August 1999 to April 2000 at SmartAge.com, a company engaged in the business of providing business to small business e-commerce and on-line promotional products and services and from 1998 to 1999 at Academic Systems, an enterprise software provider for the education market.

Mr. Basham, 57, has extensive experience in financial services and government. Since 1999 he has served as Executive Vice President, Finance & Planning for Howard Energy Co., a private energy investment firm. Mr. Basham was with Ernst & Young LLP where he served as Principal/Financial Services Management Consulting Group from 1996 to 1998. From 1994 to 1995 Mr. Basham served as Executive Vice President/Head of Capital Markets for First Fidelity Bank. He held positions with the U.S. Department of the Treasury from 1989 to 1991, serving as Deputy Assistant Secretary for Federal Finance and Acting Assistant Secretary for Domestic Finance. Previously, he has held positions with Smith Barney Shearson, Wertheim Schroeder, and Equitable Life, among others.

Mr. Kranenburg, 46, has been a partner and Managing Director of Kranenburg Capital Management and Kranenburg Certified Public Accountants since 2002. In 2001, Mr. Kranenburg was Vice President of Marketing for Virtual Purchase Card, Inc. From 1999 to 2000, Mr. Kranenburg served as Director of Partner Programs at Xcert International, a provider of electronic security solutions. From 1998 to 1999, Mr. Kranenburg was associated with Gemplus International, where he was the Director, Product Marketing in charge of managing the product lines related to conventional credit card and smart card-based software solutions. At Shearson Lehman, from 1987 to 1994, Mr. Kranenburg managed portfolios, and at Price Waterhouse he was responsible for various audit and consulting engagements. Mr. Kranenburg is a graduate and member of the Environmental Forum of Marin and a member of the Marin Conservation League, the Sierra Club and the Marin Economic Commission, representing environmental organizations.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired. None.

(b)	Pro forma financial information. None

(c)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroGen Corporation
(Registrant)

Date: December 26, 2006	By:	/S/ Joshua Tosteson
Joshua Tosteson, President